                                                                       EXHIBIT 5

                      OPINION OF JOEL BERNSTEIN, ESQ., P.A.

                                   Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                       Telephone:  305.892.1122
Miami, Florida 33181                                  Facsimile:  305.892.0822


May 27, 2003


American Access Technologies, Inc.
6670 Spring Lake Road
Keystone Heights, FL 32656

Gentlemen:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 29,000 shares of Common Stock to be issued pursuant to a consultant agreement. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock to be issued in accordance with the terms of the consultant agreement will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                                  Yours very truly,


                                               /s/ Joel Bernstein, Esq., P.A.
                                               --------------------------------
                                                   Joel Bernstein, Esq., P.A.